================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                             [LOGO OF COUNTRYWIDE]

                               4500 PARK GRANADA
                          CALABASAS, CALIFORNIA 91302

                                                                   June 8, 1998

Dear Stockholder:

  On behalf of the Board of Directors, I cordially invite you to attend the 1998 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. The meeting will be held on July 23, 1998 at 10:00 a.m. in Salon E of the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California. The formal notice and proxy statement for this meeting are attached to this letter.

  It is important that you sign, date and return your proxy as soon as possible, even if you currently plan to attend the Annual Meeting. You may still attend the Annual Meeting and vote in person if you desire, but returning your proxy card now will assure that your vote is counted if you are unable to attend. Your vote, regardless of the number of shares you own, is important.

  On behalf of the Board of Directors, I thank you for your cooperation.

                                          Sincerely,

                                          /s/ David S. Loeb

                                          David S. Loeb
                                          Chairman of the Board

                             [LOGO OF COUNTRYWIDE]

                               4500 PARK GRANADA
                          CALABASAS, CALIFORNIA 91302

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JULY 23, 1998

                               ----------------

To the Stockholders:

  The 1998 Annual Meeting of Stockholders of Countrywide Credit Industries, Inc. (the "Company") will be held in Salon E of the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California on July 23, 1998 at 10:00 a.m., Pacific time, and at any adjournment thereof, for the following purposes:

    1. To elect three directors to serve on the Board of Directors for a term expiring at the 2001 Annual Meeting.

    2. To amend the Company's 1993 Stock Option Plan.

    3. To ratify the selection by the Board of Directors of Grant Thornton LLP as independent certified public accountants of the Company for the fiscal year ending February 28, 1999.

    4. To transact such other business as may properly come before the meeting and any adjournment thereof.

  Only stockholders of record at the close of business on May 26, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                             /s/ Sandor E. Samuels

                                                Sandor E. Samuels
                                                   Secretary

Dated: June 8, 1998

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE SIZE OF YOUR HOLDINGS. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION. PLEASE MAIL YOUR PROXY TODAY.

                             [LOGO OF COUNTRYWIDE]

                               4500 PARK GRANADA
                          CALABASAS, CALIFORNIA 91302

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 July 23, 1998

                                    GENERAL

  This Proxy Statement is furnished to stockholders of Countrywide Credit Industries, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be voted at the 1998 Annual Meeting of Stockholders to be held in Salon E of the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California on July 23, 1998 at 10:00 a.m., Pacific time, and at any adjournment thereof (the "Meeting"). The Company expects to mail its proxy soliciting materials for the Meeting on or about June 8, 1998.

  All shares represented by each properly signed and returned proxy card in the accompanying form, unless revoked, will be voted at the Meeting in accordance with the stockholder's instructions indicated on the proxy card. If no instructions are marked on the proxy card, the shares will be voted in favor of the proposals described in this Proxy Statement. The accompanying proxy may be revoked by a stockholder at any time before it is voted, either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the Meeting and voting in person.

  The only outstanding voting securities of the Company are shares of its Common Stock, par value $.05 per share ("Common Stock"). Each stockholder of record at the close of business on May 26, 1998 is entitled to notice of and to vote at the Meeting and at any adjournment or adjournments thereof. On that date, there were 110,608,494 shares of Common Stock outstanding, with each share entitled to one vote. The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Meeting. Abstentions from voting, which may be specified on all matters except the election of directors, will be considered shares present and entitled to vote on a matter and, accordingly, will have the same effect as a vote against a matter. Broker non-votes are included in the determination of the number of shares present and voting; however, they are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Accordingly, broker non-votes are not counted as votes for or against the proposal.

  The Company will pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting, this Proxy Statement and the proxy card. Following the mailing of this Proxy Statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of Common Stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for an estimated fee of $8,500 plus reimbursement of expenses.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen and the Board has fixed the number of directors at eight. The Company currently has seven directors. Directors serve three-year terms which are staggered to provide for the election of approximately one-third of the Board each year. The terms of the Class II directors, Robert J. Donato and Harley W. Snyder, will expire at the Meeting, and Michael E. Dougherty has been nominated for the eighth director position to serve as a Class II director. Each of Messrs. Donato, Snyder and Dougherty has been nominated for election as a Class II director for a new term which will expire at the 2001 annual meeting.

  Directors will be elected by a plurality of the votes cast at the Meeting. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy card to vote for the nominees listed below. In the event that any nominee becomes unavailable for any reason, which the Board does not anticipate, the proxies will be voted for the election of the person, if any, who is designated by the Board to replace the nominee.

  The following table contains information regarding the nominees and the other incumbent directors.

                                                                      DIRECTOR
        NAME                         OCCUPATION                 AGE    SINCE
        ----                         ----------                 ---   --------

              NOMINEES FOR ELECTION AS DIRECTORS--TERM EXPIRING 2001 (CLASS II)

Robert J. Donato        Senior Vice President, Branch Manager    58     1993
                         PaineWebber, Incorporated
                         Los Angeles, CA
Michael E. Dougherty    Founder and Chairman                     57     N.A.
                         Dougherty Financial Group
                         Minneapolis, MN
Harley W. Snyder        Senior Vice President, Real Estate       65     1991
                         Whiteco Industries, Inc.
                         Merrillville, IN

              INCUMBENT DIRECTORS--TERM EXPIRING 1999 (CLASS III)

David S. Loeb           Chairman of the Board and                74     1969
                         President of the Company
Angelo R. Mozilo        Vice Chairman of the Board               59     1969
                         and Chief Executive Officer
                         of the Company

              INCUMBENT DIRECTORS--TERM EXPIRING 2000 (CLASS I)

Jeffrey M. Cunningham   Group Publisher                          45     1998
                         Forbes Inc.
                         New York, NY
Ben M. Enis             Professor of Marketing                   56     1984
                         University of Southern California
                         Los Angeles, CA

                                                                              DIRECTOR
    NAME                       OCCUPATION                       AGE            SINCE
    ----                       ----------                       ---           --------
Edwin Heller       Attorney, Of Counsel, Fried,                  68             1993
                    Frank, Harris, Shriver & Jacobson
                    New York, NY

  David S. Loeb is co-founder of the Company and has been Chairman of the Board and President of the Company since its formation in March 1969. Mr. Loeb has been Chairman of the Board of Directors of INMC Mortgage Holdings, Inc. ("INMC"), formerly known as CWM Mortgage Holdings, Inc., a publicly-held real estate investment trust that was formerly managed by a former subsidiary of the Company, since its inception in September 1985. He also served as Chief Executive Officer of INMC from September 1985 to January 1997.

  Angelo R. Mozilo is co-founder of the Company and has been Vice Chairman of the Board and Chief Executive Officer of the Company since February 1998. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company since its formation in March 1969. Mr. Mozilo also has been Chief Executive Officer of INMC since January 1997. Prior to becoming Chief Executive Officer, Mr. Mozilo served as the President of INMC since its formation in 1985. Mr. Mozilo has been Vice Chairman of the Board of Directors since 1993 and a director since October 1985 of INMC.

  Jeffrey M. Cunningham has been a Group Publisher of Forbes Inc. since 1993. From 1989 to 1993 he was Worldwide Sales Director of Forbes Inc. He also serves as a director of Data General Corporation and Schindler Holding Ltd. (Zurich). He is a member of the Board of National Policy Association, co-chairman of the Global Economic Council and Vice-Chairman of the International Center of New York.

  Robert J. Donato has been Senior Vice President, Branch Manager, of PaineWebber, Incorporated since October 1997. From January 1997 through September 1997, he was the President of Freedom Advisors, Inc., an investment advisor company. For more than five years prior, he held the position of Executive Vice President, Director of Regional Institutional Sales for PaineWebber, Incorporated.

  Michael E. Dougherty is co-founder and Chairman of Dougherty Financial Group LLC, formed in 1977. He also controls and operates six asset management, securities and commercial lending businesses, including Voyageur Asset Management LLC, Segall Bryant & Hamill, LP, The Clifton Group, Inc., Dougherty Funding LLC and Itasca Business Credit LLC. He is a director of Dougherty Summit LLC, a broker-dealer, the St. Paul Chamber Orchestra and the Fairview System, formerly known as the University of Minnesota Health System. Mr. Dougherty also serves as Co-Chairman of the Fairview System Board of Trustees.

  Ben M. Enis has been a Professor of Marketing at the University of Southern California in Los Angeles, California since 1982. He is also a director of Protection One, Inc., a publicly traded company that provides security alarm monitoring services for residential and small business subscribers.

  Edwin Heller is an attorney and has been of counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson since October 1996. Prior to his current position, Mr. Heller was a partner in that law firm for more than five years.

  Since April 1997, Harley W. Snyder has served as Senior Vice President, Real Estate, of Whiteco Industries, Inc., a company engaged in outdoor advertising, family entertainment, hotels and restaurants, land development and construction. Mr. Snyder also is, and for more than five years has been, President of S-W Corporation, a land development company. He was a director of Bank One, Merrillville, N.A. through April 1997 and currently serves on the Board of Trustees of both Porter Memorial Hospital and Valparaiso University. Mr. Snyder was President of the National Association of Realtors in 1983 and has served as a director of that group since 1972.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES.

BOARD AND COMMITTEE MEETINGS

  During the fiscal year ended February 28, 1998 ("fiscal 1998"), the Board held 14 meetings. The Board maintains Audit, Nominating, Compensation and Strategic Planning Committees. The committees' specific responsibilities are summarized below. Each Board member attended 75% or more of the meetings of the Board and the committees on which he served that were held during fiscal 1998.

    1. The Audit Committee consults with and reviews the reports and recommendations of the Company's independent certified public accountants and reports thereon to the Board, meets with the Company's internal auditors to review policy and procedural matters and meets with management on financial matters. Messrs. Donato (chairman), Enis and Snyder are members of this committee which met six times during fiscal 1998.

    2. The Nominating Committee considers and recommends to the Board proposals to be presented for action by the Company's stockholders, and considers and reviews issues relating to the Company's proxy and the annual meeting of stockholders, including the consideration of nominations to the Board of Directors submitted by stockholders. Stockholders wishing to nominate directors must comply with Section 12 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder nominations and sets forth certain timing requirements with respect thereto. Messrs. Enis (chairman) and Heller are members of this committee which met twice during fiscal 1998.

    3. The Compensation Committee determines matters relating to compensation of the Chairman of the Board and President and the Vice Chairman of the Board and Chief Executive Officer of the Company (Messrs. Loeb and Mozilo) as well as the other three highest compensated executive officers and administers each of the Company's stock option and other benefit plans. Messrs. Snyder (chairman), Donato and Enis are members of this committee. The Compensation Committee met nine times during fiscal 1998.

    4. The Strategic Planning Committee examines the Company's role in both the industries in which it operates and the general marketplace, as well as other issues relating to the Company's operations and governance. Messrs. Heller (chairman), Donato and Enis were members of this committee during fiscal 1998. The Strategic Planning Committee met three times during fiscal 1998.

COMPENSATION OF DIRECTORS

  Each director of the Company who is not an employee of the Company receives an annual fee for serving on the Board and any of its committees and is entitled to reimbursement for his expenses incurred in attending meetings of the Board and its committees. Directors who are Company employees are not paid any fees for serving on the Board and its committees. The annual fee paid to directors is $48,500 (payable monthly in arrears for each month during which an individual serves as a director of the Company) and each Board member receives a fee of $950 for each regular meeting attended. In addition, the chairman of each committee receives $5,000 per year for serving as chairman. Each director of the Company who is not an employee is entitled to receive a non-discretionary stock option grant each year. The number of shares subject to the option is determined pursuant to a formula based on earnings per share contained in the applicable stock option plan. They become exercisable one year after the grant date. On June 2, 1997, each non-employee director received a stock option grant of 9,307 shares at an exercise price of $27.0625 per share, which was the average of the high and low sales prices on the New York Stock Exchange of the Company's Common Stock ("fair market value") on the date of grant.

  The Company maintains a plan whereby each director who is not an employee can elect to defer all or a part of his director's fees until a predetermined date, with the Company agreeing to credit interest on the amount deferred. Messrs. Donato and Snyder deferred fees during fiscal 1998. Directors who are elected to the Board on or after March 24, 1998 and elect to participate in the plan have interest credited to their deferred fees under the plan at a rate equal to the Moody's Seasoned Corporate Bond Index. Directors who were serving as members of the Board prior to March 24, 1998 and elect to participate in the plan can elect the interest rate credited to their deferred fees under the plan at a rate equal to either (i) the Moody's Seasoned Corporate Bond Index or (ii) the Company's after-tax return on weighted average equity based on the most recently published earnings for a four fiscal quarter period (but limited to a minimum of 50% and a maximum of 150% of the Moody's Seasoned Corporate Bond Index).

DIRECTOR EMERITUS

  The Company maintains the position of Director Emeritus for non-employee directors of the Company who have retired from the Board after having attained the age of 65 (age 63 for directors serving on the Board on February 11, 1987). Individuals who accept appointment to the position of Director Emeritus are required to agree to provide advisory and consulting services on certain business matters concerning the Company and its subsidiaries as the Board may determine and to attend meetings as requested by the Board at mutually convenient times. Such individuals are also required to agree to refrain from entering into an employment or consulting agreement with, or from supplying any information or materials to, any competitor of the Company or its subsidiaries. Each such individual receives compensation paid on a monthly basis based on the number of years of service as a director and the amount of director's fees paid to him during the last month of service as a director prior to his retirement in accordance with the following schedule:

           YEARS OF SERVICE                               MONTHLY COMPENSATION
           ----------------                               --------------------
               5 years                                    45% of last month 's
                                                            director's fees
               10 years                                   70% of last month's
                                                            director's fees
               15 years                                   95% of last month's
                                                            director's fees

  The term of the Director Emeritus position is for the life of the individual. In the event the individual dies while serving the Company prior to receiving five full years of compensation as a Director Emeritus, a death benefit is payable in a lump sum to his estate in the maximum amount of one year's compensation for serving as a Director Emeritus. The Company currently has three individuals in the position of Director Emeritus: Nathan Supak who retired in April 1987 and is paid $2,533 per month, Victor R. Witt who retired in August 1993 and is paid $3,048 per month, and Jack L. Bruckner who retired in July 1994 and is paid $2,246 per month.

                              EXECUTIVE OFFICERS

  The executive officers of the Company selected at the annual organizational meeting of the Board of Directors held July 9, 1997 to serve at the pleasure of the Board of Directors or subsequently appointed are as follows:

                                                                       EMPLOYED
 NAME                AGE                    OFFICE                      SINCE
 ----                ---                    ------                     --------
 David S. Loeb        74 Chairman of the Board and President             1969
                         Vice Chairman of the Board and Chief
 Angelo R. Mozilo     59 Executive Officer                               1969
                         Senior Managing Director and Chief
 Stanford L. Kurland  45 Operating Officer                               1979
 Kevin W. Bartlett    40 Managing Director, Secondary Markets            1986
 Thomas H. Boone      43 Managing Director, Portfolio Services           1984
 Carlos M. Garcia     42 Managing Director, Finance, Chief Financial     1984
                         Officer and
                         Chief Accounting Officer
 Marshall M. Gates    46 Managing Director, Developing Markets           1988
 Gregory A. Lumsden   43 Managing Director, Originations                 1983
 David Sambol         38 Managing Director, Capital Markets              1985
                         Managing Director, Legal, General Counsel
 Sandor E. Samuels    45 and Secretary                                   1990

  David S. Loeb is co-founder of the Company and has been President and Chairman of the Board of the Company since its formation in March 1969. Mr. Loeb has been Chairman of the Board of INMC since its inception in September 1985. He also served as Chief Executive Officer of INMC from September 1985 to January 1997.

  Angelo R. Mozilo is co-founder of the Company and has been Vice Chairman of the Board and Chief Executive Officer of the Company since February 1998. Prior to his present position, he was Vice Chairman of the Board and Executive Vice President of the Company since its formation in March 1969. Mr. Mozilo also has been Chief Executive Officer of INMC since January 1997. Prior to becoming Chief Executive Officer, Mr. Mozilo served as the President of INMC since its formation in 1985. Mr. Mozilo has been Vice Chairman of the Board of Directors since 1993 and a director since October 1985 of INMC.

  Stanford L. Kurland joined the Company as a Senior Vice President in 1979. He became Chief Financial Officer in 1983 and Managing Director in 1988. He was Senior Managing Director, Chief Financial Officer and Chief Operating Officer from 1989 until March 1995 when he became Senior Managing Director and Chief Operating Officer. Mr. Kurland has served as President and Chief Operating Officer of Countrywide Home Loans, Inc. ("CHL"), the Company's subsidiary engaged in mortgage lending and servicing, since March 1995.

  Kevin W. Bartlett joined the Company in 1986. He became a Managing Director in May 1991. His title was changed to Managing Director, Secondary Markets in 1994.

  Thomas H. Boone joined the Company as a Vice President in 1984 and became a Managing Director in 1988. His title was changed to Managing Director, Chief Loan Administration Officer in 1996 and to Managing Director, Portfolio Services in September 1997.

  Carlos M. Garcia joined the Company as Vice President, Finance and Chief Accounting Officer in 1984. He became Senior Vice President in 1986 and Managing Director, Chief Accounting Officer in 1990. He became Managing Director, Finance, Chief Financial Officer and Chief Accounting Officer in March 1995.

  Marshall M. Gates joined the Company in 1988. He served as an officer of the Company's insurance subsidiary and in 1990 was appointed Managing Director, Production Support and Administration. His title was changed to Managing Director, Production Operations in 1994 and to Managing Director, Developing Markets in 1996.

  Gregory Lumsden joined the Company in 1983. He served as an Executive Vice President of CHL from 1989 to 1996. In September 1996, he was appointed Managing Director, Originations.

  David Sambol joined the Company in 1985 and became Managing Director, Capital Markets in July 1994. Since October 1993, he has also served as the President and Chief Executive Officer of Countrywide Capital Markets, Inc., a subsidiary of the Company which oversees the entities engaged in brokering purchases and sales of mortgage loan servicing and underwriting and trading mortgage-backed securities.

  Sandor E. Samuels joined the Company in 1990 as Senior Vice President, General Counsel and Secretary. He was appointed Managing Director, Legal, General Counsel and Secretary in May 1991.

                            PRINCIPAL STOCKHOLDERS

  The following table shows, with respect to each person or entity known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock as of April 1, 1998, (i) the number of shares of Common Stock so owned and (ii) the percentage of all shares outstanding represented by such ownership (based upon the number of shares outstanding as of April 1, 1998).

                       NAME AND ADDRESS OF                   NUMBER OF  PERCENT
                         BENEFICIAL OWNER                      SHARES   OF CLASS
                       -------------------                   ---------  --------
      Neuberger & Berman(1)................................. 15,440,798  14.31%
      605 Third Avenue
      New York, New York 10158
      Oppenheimer Group, Inc.(2)............................ 12,983,185   12.0%
      Oppenheimer Tower, World Financial Center
      New York, New York 10281
      Tiger Management Corporation(3).......................  6,032,246    5.6%
      101 Park Avenue
      New York, New York 10178
      Glickenhaus & Company(4)..............................  5,605,172    5.2%
      6 East 43rd Street
      New York, New York 10017

--------
(1) Based upon a Schedule 13G dated February 4, 1998 filed with the Securities and Exchange Commission.

(2) Based upon a Schedule 13G dated February 27, 1998 filed with the Securities and Exchange Commission.

(3) Based upon a Schedule 13G dated February 13, 1998 filed with the Securities and Exchange Commission.

(4) Based upon a Schedule 13G dated January 12, 1998 filed with the Securities and Exchange Commission.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following information sets forth the number of shares of the Company's Common Stock beneficially owned as of April 1, 1998 by each of the Company's directors, including the nominees for election as directors, the Company's Chairman, Chief Executive Officer and the three other most highly compensated executive officers (the "named executive officers"), and all directors and executive officers as a group.

       NAME OR NUMBER OF          NUMBER OF                            PERCENT
        PERSONS IN GROUP         SHARES OWNED   OPTIONS(1)   TOTAL   OF CLASS(2)
       -----------------         ------------   ---------- --------- -----------
David S. Loeb...................  1,194,861     1,281,903  2,476,764    2.25%
Angelo R. Mozilo................    437,368(3)  1,295,171  1,732,539    1.58%
Jeffrey M. Cunningham...........          0             0          0     --
Robert J. Donato................     61,609(4)     15,234     76,843     --
Michael E. Dougherty............          0             0          0     --
Ben M. Enis.....................     37,846        72,844    110,690     --
Edwin Heller....................      1,081        15,234     16,315     --
Harley W. Snyder................     12,285             0     12,285     --
Stanford L. Kurland.............     68,469       374,052    442,521     --
Carlos M. Garcia................     65,071       260,446    325,517     --
David Sambol....................      1,905        51,826     53,731     --
All directors and executive of-
 ficers as a group
 (16 persons)...................  1,973,064     3,900,645  5,873,709    5.35%

--------
(1) Represents shares subject to stock options that are exercisable on April 1, 1998 or become exercisable within 60 days of April 1, 1998.

(2) Percentage information is omitted for individuals who own less than one percent of the outstanding shares of Common Stock and shares deemed outstanding due to exercisable options.

(3) Includes 723 shares owned by Mr. Mozilo's wife as to which Mr. Mozilo disclaims beneficial ownership.

(4) Excludes 5,000 shares owned by the Trustee of the Joseph and Susan Donato Family Trust dated July 1, 1996 as to which Mr. Donato disclaims beneficial ownership.

                            EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

  The following table sets forth the cash compensation paid by the Company and its subsidiaries to the named executive officers of the Company for all services in all capacities during the years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                              ------------
                                                 ANNUAL COMPENSATION             AWARDS
                                        ------------------------------------- ------------
                          FISCAL YEAR
       NAME AND              ENDED                             OTHER ANNUAL   STOCK OPTION    ALL OTHER
  PRINCIPAL POSITION    FEBRUARY 28(29)  SALARY(1)  BONUS(2)  COMPENSATION(3)    SHARES    COMPENSATION(4)
  ------------------    --------------- ---------- ---------- --------------- ------------ ---------------
David S. Loeb..........      1998       $1,300,000 $3,636,746     $15,644              0      $309,781
 Chairman of the             1997        1,214,770  2,885,549      23,018      1,364,093       277,574
 Board and President         1996          966,000  2,256,870       6,735        179,246       302,110
Angelo R. Mozilo.......      1998        1,400,000  3,636,746      24,346              0       388,603
 Vice Chairman               1997        1,212,973  2,885,549      33,870      1,364,093       183,275
 of the Board and Chief      1996          961,000  2,256,870      10,088        179,246       148,575
 Executive Officer
Stanford L. Kurland....      1998          708,750  1,212,445      15,406        150,025        88,796
 Senior Managing             1997          675,000    903,295      20,025        150,000        93,806
 Director and Chief Op-      1996          566,667    750,000       4,115         48,000        67,462
 erating Officer
David Sambol...........      1998          343,750    643,875       4,511         35,025        26,270
 Managing Director,          1997          318,750    492,228       5,819         35,000        21,643
 Capital Markets             1996          287,500    500,000       1,392         10,000        25,492
Carlos M. Garcia.......      1998          360,500    312,814       5,520         40,025        38,576
 Managing Director,          1997          337,500    286,650       8,579         40,000        33,541
 Finance, Chief              1996          291,250    228,000       2,006         22,000        34,364
 Financial Officer and
 Chief Accounting Offi-
 cer

--------
(1) Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to the Company's 401(k) plan and the officer's deferred compensation plan.

(2) Amounts shown represent the dollar value of the bonus earned by the named executive officer during the indicated fiscal year whether or not paid in such fiscal year. Messrs. Loeb's and Mozilo's bonus amounts were awarded pursuant to their employment agreements; Mr. Kurland's bonus amount was awarded pursuant to his employment agreement which provides that he is eligible to participate in the Company's Annual Incentive Plan; Mr. Sambol's bonus amount was awarded pursuant to a formula which was approved by the Compensation Committee; and Mr. Garcia's bonus amount was awarded pursuant to a formula approved by the Compensation Committee.

(3) Amounts shown represent the portion of interest accrued on the account of the named executive officer with respect to deferred compensation that exceeds 120% of the applicable federal rate.

(4) Amounts shown for fiscal 1998 consist of the following: (i) Mr. Loeb:
    Company contribution to deferred compensation account--$227,500; Company paid life insurance premiums--$82,281; (ii) Mr. Mozilo: Company contribution to 401(k) Plan--$4,750; Company contribution to deferred compensation account--$195,000; Company paid life insurance premiums-- $188,853; (iii) Mr. Kurland: Company contribution to 401(k) Plan--$4,750; Company contribution to deferred compensation account--$50,625; Company paid life insurance premiums--$33,421; (iv) Mr. Sambol: Company contribution to 401(k) Plan--$4,750; Company contribution to deferred compensation account--$8,125; Company paid life insurance premiums-- $13,395; and (v) Mr. Garcia: Company contribution to 401(k) Plan--$4,750; Company contribution to deferred compensation account--$18,480; Company paid life insurance premiums--$15,346.

  The following table sets forth information on the stock options granted to the named executive officers in fiscal 1998.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1998

                                                  INDIVIDUAL GRANTS
                         -------------------------------------------------------------------
                         NUMBER OF
                         SECURITIES   % OF TOTAL
                         UNDERLYING OPTIONS GRANTED   EXERCISE
                          OPTIONS    TO EMPLOYEES      PRICE     EXPIRATION    GRANT DATE
NAME                     GRANTED(1) IN FISCAL YEAR  ($/SHARE)(2)    DATE    PRESENT VALUE(3)
----                     ---------- --------------- ------------ ---------- ----------------
David S. Loeb...........        0            0%            N/A         N/A            N/A
Angelo R. Mozilo........        0            0             N/A         N/A            N/A
Stanford L. Kurland.....  150,000         8.17        $27.0625    06/02/07     $1,103,580
                               25        .0013         25.8125    04/07/02            184
David Sambol............   35,000          1.9         27.0625    06/02/07        257,502
                               25        .0013         25.8125    04/07/02            184
Carlos M. Garcia........   40,000         2.18         27.0625    06/02/07        294,288
                               25        .0013         25.8125    04/07/02            184

--------
(1) Messrs. Kurland, Sambol and Garcia were each granted options to purchase 25 shares of Common Stock in connection with a company-wide program that gave each employee a choice of one paid floating holiday or 25 stock options upon signing an agreement with the Company which provides for arbitration of all legal claims and controversies (with certain exclusions) arising between the employee and the Company. These options became exercisable 30 days after the grant date of April 7, 1997. All other options become exercisable at the rate of 25% on each of the first, second, third and fourth anniversaries of the grant date, except in the event of a "Change of Control" as defined in the relevant stock option plan. Upon a Change of Control, all options become immediately exercisable.

(2) The exercise price is not less than the market value of the Common Stock on the date of grant. Options were granted on April 7, 1997 and June 2, 1997.

(3) The present value of the options as of their grant dates was calculated using the Black-Scholes single option model. The assumptions used in the model were: expected volatility of 26.23%, risk-free rate of return (approximately equal to the five-year Treasury rate at the grant date) of 6.51%, dividend yield of 1.18% and time to exercise of five years. No discounting was done to account for non-transferability or vesting. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

  The following table sets forth information on stock option exercises during fiscal 1998 and outstanding options and their value at February 28, 1998. Value is calculated as the difference between the fair market value of the Common Stock and the exercise price of the options at the exercise date or fiscal year end, as applicable.

              OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                         OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                                      FEBRUARY 28, 1998         FEBRUARY 28, 1998
                         SHARES ACQUIRED  VALUE   ------------------------- -------------------------
NAME                     ON EXERCISE (#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------- ----------- ------------- ----------- -------------
David S. Loeb...........          0      $      0  1,191,346    1,119,914   $29,706,574  $25,213,668
Angelo R. Mozilo........      5,198        66,025  1,204,615    1,119,915    30,086,525   25,213,694
Stanford L. Kurland.....          0             0    374,052      305,747    11,489,837    6,206,911
David Sambol............     10,000       171,099     51,826       70,999     1,373,691    1,439,822
Carlos M. Garcia........          0             0    260,446       92,000     8,832,533    1,938,250

PENSION PLAN

  The following table illustrates annual pension benefits under the Company's Defined Benefit Pension Plan (the "Pension Plan") for participants retiring in 1998 at age 65 payable in the form of a life annuity under various levels of base compensation and years of service. The pension benefits in the table are not subject to deduction for Social Security or other offset amounts.

                              PENSION PLAN TABLE

   REMUNERATION(1)                                 YEARS OF SERVICE
   ---------------                    ------------------------------------------
                                        10     15     20     25     30     35
                                      ------ ------ ------ ------ ------ -------
   $  250,000........................ 23,360 48,120 60,160 75,480 90,800 106,130
      300,000........................ 23,360 48,120 60,160 75,480 90,800 106,130
      400,000........................ 23,360 48,120 60,160 75,480 90,800 106,130
      450,000........................ 23,360 48,120 60,160 75,480 90,800 106,130
      500,000........................ 23,360 48,120 60,160 75,480 90,800 106,130
    1,000,000........................ 23,360 48,120 60,160 75,480 90,800 106,130
    1,200,000........................ 23,360 48,120 60,160 75,480 90,800 106,130

--------
(1) As the result of a limitation under the Internal Revenue Code of 1986, as amended (the "Code"), annual compensation in excess of $160,000 is not taken into account when calculating benefits under the Pension Plan.

  The compensation used for Pension Plan purposes is the amount shown in the Salary column of the Summary Compensation Table, subject to the $160,000 limitation under the Code. Benefits are 100% vested after five years of service. Certain provisions in the Pension Plan become effective upon a Change in Control (as defined in the Pension Plan). These provisions prevent the Pension Plan from being amended in a way that would negatively impact participants and allow a participant to become fully vested if terminated for reasons other than Cause (as defined in the Pension Plan) within two years following a Change in Control. The years of credited service under the Pension Plan for the named executive officers are: David S. Loeb, 29; Angelo R. Mozilo, 29; Stanford L. Kurland, 18; David Sambol, 12; and Carlos M. Garcia, 13.

  The Company adopted a Supplemental Executive Retirement Plan (the "SERP"), effective in the fiscal year ended February 28, 1995, designed to provide executives with retirement income equal to 70% of their average annual salary determined by averaging the five highest salaried years out of the ten years preceding retirement. In November 1997, the Compensation Committee of the Board approved an amendment to the SERP to modify the benefit amount to 60% from 70% for new participants in the SERP. Benefits under the SERP are reduced by benefits the participant receives from (i) the Pension Plan and (ii) the Company's contributions to the participant's deferred compensation account. The annual benefit under the SERP will be: for Messrs. Mozilo, Kurland, Sambol and Garcia (assuming retirement at age 65), $459,616, $450,202, $461,088 and $270,120, respectively; and for Mr. Loeb (assuming retirement at age 80), $395,017.

  The SERP provides for a lump sum payment to a participant, including an executive officer listed in the Summary Compensation Table, in the event of a "Change in Control" (as defined in the SERP). The lump sum payment is to be made within 60 days of the Change in Control, and the amount paid is to be determined as if employment terminated on the date the Change in Control became effective.

EMPLOYMENT AGREEMENTS

  As of March 26, 1996, the Company amended and restated the employment agreements with David S. Loeb, Chairman of the Board and President of the Company, and Angelo R. Mozilo, Vice Chairman of the Board and Chief Executive Officer of the Company, which provide for certain compensation, death, disability and termination benefits. In February 1998, Mr. Mozilo's employment agreement, which had provided that he serve as Vice Chairman and Executive Vice President, was amended to reflect Mr. Mozilo's promotion to Chief Executive Officer and Vice Chairman. These employment agreements provide for the retention of Mr. Loeb's and Mr. Mozilo's services for the period commencing July 10, 1996 and terminating on February 28, 2001.

  Mr. Loeb's and Mr. Mozilo's employment agreements each provides for a base salary of $1,300,000 per year through fiscal year 2001. In addition, Mr. Mozilo's employment agreement was amended in July 1997 to provide that the Company shall pay to Mr. Mozilo an additional $100,000 per year for the fiscal years ended February 28, 1998 through and including 2001. These employment agreements provide for additional incentive compensation in each year during the term thereof beginning in the fiscal year ended February 28, 1997 in the form of an annual cash bonus pursuant to a formula that multiplies the prior year's bonus by the ratio of the current year's earnings per share over that of the previous year. Pursuant to these employment agreements, the Company made a grant in fiscal 1997 to each of Messrs. Loeb and Mozilo of stock options in respect of 1,000,000 shares of Common Stock which vest ratably on each of the first three anniversaries of the grant date. The employment agreements also authorize the Compensation Committee to grant stock options, in amounts to be determined by the Compensation Committee, to each of Messrs. Loeb and Mozilo in respect of the fiscal years ending in 2000 and 2001.

  The Company has also entered into an employment agreement with Stanford L. Kurland, Senior Managing Director and Chief Operating Officer of the Company, and President and Chief Operating Officer of CHL, providing for certain compensation, death, disability and termination benefits. Mr. Kurland's employment agreement is effective as of July 10, 1996 and provides for the retention of Mr. Kurland's services through February 28, 1999. The employment agreement provides for a base annual salary for Mr. Kurland of $708,750 for fiscal 1998 with an increase of no less than 5% or more than 10% for fiscal year 1999 as may be approved by the Compensation Committee, based on the recommendation of Mr. Mozilo. The Agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan which was approved by the stockholders at the 1996 annual meeting. See "Executive Compensation--Annual Incentive Plan" below. The Agreement also provides for additional incentive compensation in the form of grants of stock options under any stock option plans which may exist or come into effect. In respect of each fiscal year ending during the term of the Agreement, Mr. Kurland will be granted options for no less than 75,000 and no greater than 175,000 shares of the Company's Common Stock.

  Messrs. Loeb's, Mozilo's and Kurland's employment agreements each provides that in the event of disability, he shall receive annual compensation in an amount equal to (i) 50% of his then current salary, minus (ii) the amount of any cash payments to him under the terms of the Company's disability insurance or other disability benefit plans or the Company's Pension Plan and any compensation he may receive pursuant to any other employment. These payments shall be made until the earlier of the officer's death, commencement of benefits under the Company's pension plan or five years from the date of the disability. The Company is also required to afford each officer during the disability period other employment benefits to which he otherwise would be entitled. In the event of the death of the officer during the term of his employment agreement, the Company shall pay to his beneficiary an amount equal to the officer's salary for 12 months following the date of death and shall provide to such beneficiary certain other rights or benefits to which the officer would otherwise have been entitled. Messrs. Loeb's, Mozilo's and Kurland's employment agreements each provides for certain benefits in the event of termination without cause (as defined in each of the employment agreements) or if the officer terminates his employment under specified conditions.

ANNUAL INCENTIVE PLAN

  The Company has in place an Annual Incentive Plan which was approved by the Company's stockholders at the 1996 annual meeting. The purposes of the Annual Incentive Plan are to promote the profitability of the Company, provide officers an opportunity to receive incentive compensation depending upon that profitability and to attract, retain and motivate such individuals. All officers of the Company are currently eligible for awards under the Annual Incentive Plan. It is expected that Mr. Kurland will be the only participating executive officer for the fiscal year ending February 28, 1999.

CHANGE IN CONTROL ARRANGEMENTS

  On September 12, 1996, the Compensation Committee approved a Change in Control Severance Plan (the "Severance Plan") which provides for a salary continuation payment and certain other benefits for eligible employees whose employment with the Company is terminated involuntarily after a Change in Control (as defined in the Severance Plan) or who leave the Company following a Change in Control if a specified change in their compensation, position or employment location occurs. Employees who are eligible to participate in the Severance Plan include all active, full-time employees other than employees who are covered under an individual employment or severance agreement which provides for compensation and/or benefits upon termination of employment. The amount of the separation payments is based on the employee's title and status as an exempt or non-exempt employee within the meaning of the wage and hour laws. In the event of a Change in Control, Messrs. Garcia and Sambol would be entitled to participate in the Severance Plan and they would each be entitled to receive a salary separation payment of two years of their base pay plus 200% of their average bonus as determined in accordance with the Severance Plan. In addition, they would be entitled to receive medical, health, dental and prescription drug benefits, long-term disability coverage and life insurance and other death benefits coverage for a period of two years following the date of termination.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed of Messrs. Snyder, Donato and Enis, who are non-employee directors of the Company. The Company's executive compensation program consists of three main components: (1) base salary, (2) potential for annual cash incentive compensation based on the Company's overall performance and the employee's individual performance and (3) stock options to provide long-term incentives for performance and to align executive officer and stockholder interests. There is no fixed ratio of total compensation to be represented by salary, incentive compensation or stock options.

COMPENSATION OF PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER

  Compensation for fiscal 1998 for Messrs. Loeb, Mozilo and Kurland was determined under their respective employment agreements. See "Executive Compensation--Employment Agreements." Under these Agreements, neither Mr. Loeb nor Mr. Mozilo received any stock option grants in fiscal 1998 because they each received in the fiscal year ended February 28, 1997 a grant of stock options in respect of 1,000,000 shares of Common Stock in lieu of receiving grants in the fiscal years ended February 28, 1998 and 1999. Pursuant to his employment agreement, Mr. Kurland received in fiscal 1998 a grant of stock options in respect of 150,000 shares which are exercisable at the rate of 25% on each of the first, second, third, and fourth anniversaries of the grant date.

  As provided by their employment agreements, the annual incentives received by Messrs. Loeb and Mozilo were determined by multiplying the prior year's annual incentive by a performance ratio obtained by dividing the most recent fiscal year's earnings per share by the prior year's earnings per share. The performance ratio for the annual incentives paid with respect to fiscal 1998 was calculated by comparing earnings per share for fiscal 1998 with the fiscal year ended February 28, 1997. Mr. Kurland's annual incentive was determined pursuant to the Annual Incentive Plan which provides that Mr. Kurland will be awarded from 0% to 275% of a specified target bonus, subject to the satisfaction of certain earnings per share and return on equity goals. Earnings per share increased in fiscal 1998 compared to fiscal 1997 resulting in an increase in the annual incentives paid to Messrs. Loeb, Mozilo and Kurland with respect to fiscal 1998.

               COMPENSATION OF OTHER EXECUTIVES FOR FISCAL 1998

  With respect to the base salaries and annual incentives for fiscal 1998 for the two most highly paid executives excluding Messrs. Loeb, Mozilo and Kurland, the Compensation Committee met with senior management to review recommendations regarding their base salaries and annual incentive levels. The decisions of the Compensation Committee with respect to the base salary for each such executive officer are subjective and were made after consideration of the performance of the executive in his particular area of responsibility, the executive's contribution to the Company's overall management team, and an assessment of the future contributions the executive should be able to make to the Company. The annual incentives paid to Messrs. Sambol and Garcia were approved by the Compensation Committee and were based on a plan which was approved by that Committee.

                         STOCK OPTIONS FOR FISCAL 1998

  The Compensation Committee oversees the determination of the overall number of employee stock options to be granted each year and how those options are to be distributed among the employees. In the fiscal year ended February 28, 1994, the Compensation Committee studied comparisons of the amount of stock options granted in relation to a company's issued and outstanding stock. As a result of this study, the Compensation Committee determined that it would be appropriate for stock options granted in any fiscal year to be in a range not to exceed 3% of the outstanding stock of the Company during that fiscal year. The stock options granted in fiscal 1998 equaled 1.7% of the outstanding stock of the Company at the end of the fiscal year.

  Options were granted to executive officers on June 2, 1997 based on the performance of the Company in fiscal 1997 compared to the performance in fiscal 1996.

                         DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1 million unless such compensation qualifies as "performance-based compensation" which, among other things, requires approval by the Company's stockholders. The incentive compensation arrangements applicable to Messrs. Loeb, Mozilo and Kurland were approved by the Company's stockholders at the Annual Meeting of Stockholders held on July 10, 1996 and otherwise qualify as "performance-based compensation." Therefore, all amounts paid to Messrs. Loeb, Mozilo and Kurland as incentive compensation are deductible although they exceed $1 million. The Committee recognizes that the base salaries of Messrs. Loeb and Mozilo will not be deductible to the extent they exceed $1 million, but considers this additional amount not to be significant to the Company.

  The Committee's policy on deductibility is generally to develop compensation plans which provide for the payment of compensation that is tax deductible to the Company, while recognizing that the legitimate interests of the Company and its stockholders may at times be better served by compensation arrangements which are not deductible.

                                          The Compensation Committee

                                             Harley W. Snyder, Chairman
                                             Robert J. Donato
                                             Ben M. Enis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Snyder (chairman), Donato and Enis. As noted below in the "Certain Transactions" section, Mr. Donato currently has one loan outstanding under a plan maintained by the Company, which was ratified and approved by the stockholders, to facilitate the exercise of stock options (the "Financing Plan"). This loan, which was funded on November 17, 1997, bears an interest rate of 5.69% and had an outstanding loan balance of $95,192 as of February 28, 1998. Mr. Donato's highest aggregate indebtedness to the Company during fiscal 1998 was $331,085, consisting of seven loans under the Financing Plan with interest rates ranging from 5.61% to 6.86%, which amount was outstanding as of April 1, 1997. Between April and November 1997, he paid off those seven loans. During fiscal 1998, Mr. Snyder had two mortgage loans outstanding with the Company, one of which was paid off on November 17, 1997. The loan that was paid off bore interest at the rate of 8% per annum and the highest aggregate indebtedness to the Company under this loan during fiscal 1998 was $425,490 which was the amount outstanding on November 17, 1997. The second loan is in the initial principal amount of $496,000 and bears interest at the rate of 7% per annum.
Mr. Snyder's highest aggregate indebtedness to the Company under this loan during fiscal 1998 was $490,087 which was the amount outstanding as of March 13, 1997.

  No member of the Compensation Committee was, during the fiscal year, an officer or employee of the Company or any of its subsidiaries, nor was any member of the Compensation Committee formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board.

PERFORMANCE GRAPH

               COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                AMONG COUNTRYWIDE CREDIT INDUSTRIES, INC.,
                 S&P 500 INDEX AND S&P FINANCIAL INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                             COUNTRYWIDE                       S&P
Measurement Period           CREDIT               S&P          FINANCIAL
(Fiscal Year Covered)        INDUSTRIES, INC.     500 INDEX    INDEX
---------------------        ----------------     ---------    ---------
Measurement Pt-  1993        $100                 $100         $100
FYE   1994                   $ 78                 $108         $105
FYE   1995                   $ 78                 $116         $114
FYE   1996                   $102                 $157         $167
FYE   1997                   $143                 $198         $237
FYE   1998                   $220                 $267         $332

  The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on February 28, 1993 in each of the Company, the S&P 500 Index and the S&P Financial Index. The results and comparisons shown in the graph above are based upon historical data and are not indicative of, nor intend to forecast future performance of the Company's Common Stock.

                             CERTAIN TRANSACTIONS

  On July 1, 1997, the Company and INMC concluded the restructuring of their business relationship, the agreement for which was entered into in the fiscal year ended February 28, 1997, pursuant to which INMC acquired the assets, operations and employees of Countrywide Asset Management Corporation ("CAMC"), formerly a wholly owned subsidiary of the Company. In connection with the restructuring, the Company received 3,440,800 newly issued shares of common stock of INMC and CAMC was merged with and into INMC. Prior to the restructuring, CAMC had provided INMC with certain management services in exchange for certain management fees and incentive compensation. INMC incurred obligations to the Company for management fees and incentive compensation during fiscal 1998 of $0.6 million and $3.1 million, respectively. INMC had an option to purchase mortgage loans from the Company at the prevailing market price. During fiscal 1998, INMC purchased $2.9 million of mortgage loans pursuant to this option. Subsidiaries of INMC entered into servicing agreements with CHL providing for the servicing of mortgage loans securing collateralized mortgage obligations. Servicing fees under these agreements for fiscal 1998 were approximately $1.9 million.

  During fiscal 1998, Mr. Loeb had one loan under the Financing Plan. As of February 28, 1998, the amount of his loan remaining outstanding was $209,007, which amount was the highest aggregate indebtedness to the Company during fiscal 1998. It bears an annual interest rate of 3.25%. Mr. Donato currently has one loan under the Financing Plan, with an interest rate of 5.69%. Mr. Donato's highest aggregate indebtedness to the Company during fiscal 1998 was $331,085 which consisted of seven loans under the Financing Plan. He paid off the seven loans between April and November 1997. His indebtedness to the Company was reduced to $95,192 by the end of fiscal 1998.

  During fiscal 1998, Harley Snyder had two mortgage loans outstanding which were held by the Company. One loan was in the initial principal amount of $400,000 with interest payable at 8% per annum and was secured by real property located in Valparaiso, Indiana. This loan was paid off on November 17, 1997. The highest aggregate indebtedness to the Company on this loan during fiscal 1998 was $425,490 which was the amount outstanding at November 17, 1997. The second loan was in the initial principal amount of $496,000 with interest payable at 7% per annum. This loan is secured by real property located in Indian Wells, California. Mr. Snyder's highest aggregate indebtedness to the Company under this loan during fiscal 1997 was $490,087, which was the amount outstanding as of March 13, 1997.

  Mr. Heller is of counsel in the law firm of Fried, Frank, Harris, Shriver & Jacobson. This firm performed services for the Company in fiscal 1998, and the Company intends to retain the services of this firm in fiscal 1999.

                                 PROPOSAL TWO

                           APPROVAL OF AMENDMENT TO
             COUNTRYWIDE CREDIT INDUSTRIES 1993 STOCK OPTION PLAN

1993 STOCK OPTION PLAN--GENERAL

  On April 8, 1993, the Company's Board of Directors approved the Countrywide Credit Industries, Inc. 1993 Stock Option Plan (the "1993 Stock Option Plan"), which was approved by stockholders on June 30, 1993. The 1993 Stock Option Plan was amended by the Board in March and May 1996, and these amendments were approved by the Company's stockholders in June 1996. The Board further amended the 1993 Stock Option Plan in February and March 1998. The purpose of the 1993 Stock Option Plan is to strengthen the Company by providing incentives in the form of options to acquire Common Stock to directors and key employees of the Company to encourage them to devote their abilities and industry to the success of the Company's business enterprise.

PROPOSED AMENDMENT

  On May 7, 1998, the Board approved, subject to approval by stockholders at the Meeting, an amendment to the 1993 Stock Option Plan which increases by 5,500,000 the number of shares of Common Stock which may from time to time be made the subject of options thereunder. If the amendment to the 1993 Stock Option Plan is approved, the maximum number of shares of Common Stock which may be the subject of options thereunder will be increased from 10,500,000 to 16,000,000.

  One of the Company's principal methods to attract and retain key employees is the grant of stock options. The Company believes that it is in the best interests of the Company to increase the maximum number of shares that may be made subject to options under the 1993 Stock Option Plan in order to (i) continue to attract and retain key employees and (ii) provide additional incentive and reward opportunities to current employees to encourage them to enhance the profitability of the Company. As of February 28, 1998, options to purchase 7,759,112 shares of common stock were outstanding under the 1993 Stock Option Plan, 879,134 shares had been exercised under the 1993 Stock Option Plan, and 1,861,754 shares were available for the grant of new options under the 1993 Stock Option Plan. If the amendment to the 1993 Stock Option Plan is approved, an additional 5,500,000 shares of Common Stock would be made available for options thereunder.

  The principal provisions of the 1993 Stock Option Plan, as proposed to be amended, are summarized below.

        DESCRIPTION OF THE AMENDED AND RESTATED 1993 STOCK OPTION PLAN

 Term and Shares Available

  The 1993 Stock Option Plan will be in effect until April 7, 2003, and no options may be granted under the plan after that date. Assuming approval of this Proposal Two, a maximum of 16,000,000 shares of Common Stock may be issued under the 1993 Stock Option Plan, subject to adjustment in the event of a Change in Capitalization (as defined therein). A maximum of 3,000,000 shares of Common Stock may be the subject of options granted to any one person from and after March 26, 1996. Shares allocable to an expired, canceled or otherwise terminated option may be made the subject of a subsequently granted option.

 Awards

  The 1993 Stock Option Plan provides for the granting of stock options to key employees, including key employees who are also directors ("Employee Options"), and the granting of stock options to nonemployee directors of the Company ("Director Options"). Employee Options may either be incentive stock options ("ISOs") which meet the requirements of section 422 of the Code or nonqualified stock options ("NSOs"). All Director Options will be NSOs. As of May 1, 1998, approximately 8,749 employees and all five non-employee directors are eligible to participate in the 1993 Stock Option Plan. The Compensation Committee, at the recommendation of senior management, imposes certain additional eligibility requirements for employee participation in the 1993 Stock Option Plan based on such factors as tenure with the Company, employment grade and salary level. Therefore, not all employees will receive option grants under the 1993 Stock Option Plan.

 Administration

  The 1993 Stock Option Plan is administered by a committee (the "Committee") composed of two or more directors appointed by the Board, each of whom is a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of section 162(m) of the Code. The Committee will have full authority to administer and interpret the provisions of the 1993 Stock Option Plan; to determine when and to whom Employee Options will be granted; whether such options will be ISOs or NSOs and to prescribe the terms and conditions of the Employee Options, subject to the provisions of the 1993 Stock Option Plan. The Compensation Committee will perform the functions of the Committee under the 1993 Stock Option Plan.

 Terms and Conditions of Options

  The exercise price for Employee Options will be set by the Committee and shall, in no event, be less than the fair market value of the Common Stock on the date the option is granted. In general, Employee Options are exercisable at such time or times and in such installments as determined by the Committee. Except in the event of a Change in Control, Employee Options are not exercisable until at least one year from the date of grant. Employee Options terminate no later than ten years after the date of grant. The Committee may, in its discretion, modify outstanding Employee Options or accept the surrender of outstanding Employee Options (to the extent not exercised) and grant new options in substitution for them; provided, however, that no modification shall adversely affect the rights or obligations under the Employee Option without the optionee's consent.

  The 1993 Stock Option Plan provides that each non-employee director of the Company will be granted a Director Option on the first business day in June of each year that the 1993 Stock Option Plan is in effect. The number of shares of Common Stock subject to each Director Option will be equal to the lesser of
(i) 7,500 multiplied by a fraction, the numerator of which is the Company's earnings per share on a fully diluted basis for the fiscal year ended immediately before the date of grant of the Director Option (the "EPS Numerator Amount"), and the denominator of which is $.68 or (ii) 7,500 multiplied by a fraction, the numerator of which is the EPS Numerator Amount and the denominator of which is the earnings per share on a fully diluted basis for the fiscal year immediately preceding the fiscal year in respect of which the EPS Numerator Amount is determined. The number 7,500 and the $.68 amount will be subject to adjustment if there is a Change in Capitalization. Director Options will be exercisable in whole or in part at any time after one year following the date the option is granted; provided, however, that Director Options granted to a nonemployee director shall become exercisable in full immediately upon the death of the optionee. The per share exercise price for a Director Option will be equal to the fair market value of a share of Common Stock on the date the Director Option is granted. Director Options will terminate ten years from the date granted.

  Unless otherwise provided in the agreement evidencing the grant of an option, and except as provided below, options granted under the 1993 Stock Option Plan will not be transferable (except under the laws of descent and distribution) and, in general, will lapse three months after the termination of the optionee's status as a director or employee, as applicable, of the Company and its subsidiaries, except that special provisions apply in the event of death, Disability or Retirement of the director or employee or termination for Cause (as each such capitalized term is defined in the 1993 Stock Option Plan). The Committee may, in its discretion, authorize NSOs to be transferable to immediate family members of the optionee, to trusts for the exclusive benefit of such family members or of certain tax-exempt charitable organizations, to partnerships of which such persons are the only partners, and to certain tax-exempt charitable organizations; provided that there may be no consideration paid for such transfers, the instrument of transfer must be approved by the Company's employee benefits committee, and no subsequent transfers of the NSOs are allowed. Upon the exercise of an option granted under the 1993 Stock Option Plan, the purchase price must be paid in full by any one or a combination of the following methods: (i) cash, (ii) transfer of shares of Common Stock or (iii) execution of a promissory note and pledge agreement pursuant to the Financing Plan (or any successor or additional financing plan). Options may also be exercised through a registered broker-dealer pursuant to cashless exercise procedures established by the Committee.

  In the event that a Change in Control (as defined in the 1993 Stock Option
Plan) occurs, all options will become immediately and fully exercisable and an optionee may, during the 60-day period following the Change in Control, surrender for cancellation any option (or portion thereof) for a cash payment (the "Cash Payment") in respect of each share of Common Stock covered by the option or portion thereof surrendered, equal to the excess, if any, of (x) (A) in the case of an NSO, the greater of (1) the fair market value of a share of Common Stock on the date preceding the date of surrender or (2) the Adjusted Fair Market Value (as defined in the 1993 Stock Option Plan) of a share of Common Stock or (B) in the case of an ISO, the fair market value of a share of Common Stock on the date preceding the date of surrender, over (y) the per share exercise price for such shares under the option; provided, however, that in the case of an option granted within six months prior to the Change in Control to any Optionee who may be subject to liability under Section 16(b) of the Exchange Act, such optionee shall be entitled to surrender for cancellation his or her option during the 60-day period commencing upon the expiration of six months from the date of grant of any such option. A Change in Control generally means the occurrence of any of the following: (i) the acquisition (other than directly from the Company) of 25% or more of the outstanding Common Stock or the Combined Voting Power of the Company's then outstanding voting securities ("Voting Securities"); provided, however, that any such acquisition by the Company, any of its subsidiaries, an employee benefit plan maintained by either the Company or any of its subsidiaries, or by any person in connection with a Non-Control Transaction (as defined below) shall not constitute a Change in Control; (ii) the individuals who as of March 27, 1996 are members of the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, those members of the Board whose election is approved by at least two-thirds of the Incumbent Board shall constitute members of the Incumbent Board; provided further, however, that no individual who becomes a director as the result of an election contest or proxy contest shall constitute a member of the Incumbent Board; or (iii) the consummation of (A) a merger, consolidation or reorganization of the Company unless after such merger, consolidation or reorganization (1) the Company's stockholders immediately prior to the merger, consolidation or reorganization own, directly or indirectly, 70% or more of the voting securities of the surviving entity, (2) the individuals who were members of the Incumbent Board immediately prior to such merger, consolidation or reorganization constitute at least two-thirds of the board of directors of the surviving entity and (3) no person or entity, (other than the Company, any of its subsidiaries, an employee benefit plan maintained by either the Company or any of its subsidiaries, or any prior owner of 25% or more of the outstanding Common Stock or Voting Securities) owns, directly or indirectly, 25% or more of the outstanding voting securities of the surviving entity, (B) a complete liquidation or dissolution of the Company or (C) the sale of all or substantially all of the Company's assets.

  The 1993 Stock Option Plan provides that, subject to the provisions described in the immediately preceding paragraph, in the event of (i) the liquidation or dissolution of the Company or (ii) a merger or consolidation of the Company (a "Transaction"), the 1993 Stock Option Plan and the options issued thereunder will continue in effect in accordance with their respective terms and each optionee shall be entitled to receive in respect of each share subject to an outstanding option, upon exercise of such option, the same number and kind of stock, securities or other property that each stockholder was entitled to receive in the Transaction in respect of a share of Common Stock.

  The 1993 Stock Option Plan provides that any issuance of stock is subject to the optionee having satisfied all applicable tax and other withholding requirements and further provides that an optionee may elect, subject to the consent of the Committee, to satisfy such withholding requirements by the surrender of shares (valued at their then fair market value) that would otherwise be issued upon exercise of the option.

 Termination or Amendment

  The Board of Directors is authorized to terminate or amend the 1993 Stock Option Plan at any time, provided that no amendment shall be made which would impair, without the consent of the optionee, any option previously granted under the 1993 Stock Option Plan or would deprive any optionee of any shares which he or she may have acquired through or as a result of the 1993 Stock Option Plan; and provided further, that, to the extent necessary under Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder or other applicable law, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations at a meeting held within twelve months after the date of the adoption of such amendment. Additionally, the provisions of the 1993 Stock Option Plan relating to grants of options to nonemployee directors shall not be amended more than once every six months, other than to comport with changes in the Code or the rules and regulations thereunder.

 Miscellaneous

  On June 1, 1998, the closing price of the Common Stock as reported on the New York Stock Exchange was $46 15/16.

FEDERAL INCOME TAX CONSEQUENCES

  In general, an optionee will not recognize taxable income upon the grant or exercise of an ISO, and the Company and its subsidiaries will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO. (Upon the exercise of an ISO, however, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the shares will be treated as an adjustment to alternative minimum taxable income.) In order for the exercise of an ISO to qualify for the foregoing tax treatment, the optionee generally must be an employee of the Company or a subsidiary (within the meaning of Section 422 of the Code) from the date the ISO is granted through the date three months before the date of exercise (one year preceding the date of exercise in the case of an optionee who is terminated due to disability).

  If the optionee has held the shares acquired upon exercise of an ISO for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the shares by the optionee, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss subject to reduced rates of tax, provided that any gain will be subject to further reduced rates of tax if the shares are held for more than 18 months after the date of exercise. If the optionee does not satisfy these holding period requirements, the optionee will recognize ordinary income at the time of the disposition of the shares, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of the gain realized, if any, will be long-term, mid-term or short-term capital gain, depending upon whether or not the shares were sold more than eighteen months after the option was exercised, between one year and eighteen months after exercise or less than one year after exercise. If the optionee sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income will be limited to the amount realized on the sale over the exercise price of the option. If the Company or its subsidiaries satisfies applicable reporting requirements or the optionee includes such amount in income, the Company or its subsidiaries will be allowed a business expense deduction to the extent the optionee recognizes ordinary income.

  In general, an optionee to whom an NSO is granted will recognize no income at the time of the grant of the option. Upon exercise of an NSO, an optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option (special rules may apply in the case of an optionee who is subject to Section 16(b) of the Exchange Act). If the Company or its subsidiaries satisfies applicable reporting requirements or the optionee includes such amount in income, the Company or its subsidiaries will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income. Upon resale of shares purchased upon exercise of an NSO by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as capital gain or loss.

  In general, upon surrender of an option for a Cash Payment, the optionee will recognize ordinary income in an amount equal to the Cash Payment and the Company will be entitled to a business expense deduction in the same amount.

  The foregoing summary of the federal income tax consequences of 1993 Stock Option Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

  Under certain circumstances, the acceleration of the exercisability of options granted under the 1993 Stock Option Plan or the making of a Cash Payment in connection with a Change in Control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

AMENDED PLAN BENEFITS

  Under the terms of the 1993 Stock Option Plan, the Committee has full authority to determine when and to whom Employee Options will be granted. Grants of Director Options under the 1993 Stock Option Plan are determined by a formula based on the Company's earnings per share. The Company cannot now determine the number of options to be granted in the future under the 1993 Stock Option Plan, as proposed to be amended, to its executive officers, directors or employees. The table under the caption "Stock Option Grants in Fiscal Year 1998" provides information with respect to the grant of options to the named executive officers of the Company during fiscal 1998. The following table sets forth additional information with respect to options granted under the 1993 Stock Option Plan during fiscal 1998:

                                                                     WEIGHTED
                                                                     AVERAGE
                                        OPTIONS     % OF TOTAL    EXERCISE PRICE
IDENTITY OF GROUP                     GRANTED (#) OPTIONS GRANTED   PER SHARE
-----------------                     ----------- --------------- --------------
Executive Officers, as a Group(1)...           0        N/A            N/A
Employees that are not Executive Of-
 ficers, as a group.................   1,211,614         97%         $27.0625
Directors that are not Executive Of-
 ficers, as a group.................      37,228          3          $27.0625

--------
(1) Options granted to Executive Officers, as a group were granted under the Company's 1987 Stock Option Plan. As of February 28, 1998, there were no options available for grant under any stock option plan other than under the 1993 Stock Option Plan.

  Adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote on the matter at this Meeting.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                PROPOSAL THREE

              RATIFYING THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board has selected the accounting firm of Grant Thornton LLP ("Grant Thornton") to audit the Company's financial statements for, and otherwise act as the Company's independent certified public accountants with respect to, the fiscal year ending February 28, 1999. Grant Thornton has continuously acted as independent certified public accountants for the Company in respect of its fiscal years commencing with the fiscal year ended February 28, 1974. In accordance with the Board's resolution, its selection of Grant Thornton for the current fiscal year is being presented to stockholders for ratification at the Meeting. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Meeting will constitute such ratification. The Company has been advised that neither Grant Thornton nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, nor has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

  A representative of Grant Thornton will be present at the Meeting. He will have an opportunity to make a statement, if he wishes to do so, and will be available to respond to appropriate questions.

  THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

           SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to report their ownership of and transactions in the Company's Common Stock to the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Copies of these reports are also required to be supplied to the Company. Specific dates for filing these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal 1998. Based solely on its review of the copies of the reports received by it, the Company believes that all such filing requirements were satisfied, except that Messrs. Kurland and Loeb each filed one late report relating to one transaction each. In each case, the failure to timely file such report was solely due to an inadvertent error of the Company and not the reporting person.

                          ANNUAL REPORT AND FORM 10-K

  The Annual Report to Stockholders, containing the consolidated financial statements of the Company for the fiscal year ended February 28, 1998, accompanies this Proxy Statement.

  STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1998, FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT THE ACCOMPANYING EXHIBITS, BY WRITING TO INVESTOR RELATIONS, COUNTRYWIDE CREDIT INDUSTRIES, INC. 4500 PARK GRANADA, MSN CH-19, CALABASAS, CALIFORNIA 91302-1613, (818) 225-3550. A LIST OF EXHIBITS IS INCLUDED IN THE FORM 10-K, AND EXHIBITS ARE AVAILABLE FROM THE COMPANY UPON THE PAYMENT TO THE COMPANY OF THE COSTS OF FURNISHING THEM.

                             STOCKHOLDER PROPOSALS

  Any proposal that a stockholder wishes to present for consideration at the 1999 Annual Meeting of Stockholders must be received by the Company no later than January 30, 1999 for inclusion in the 1999 Notice of Annual Meeting, Proxy Statement and Proxy. Proposals should be directed to the Secretary of the Company. Stockholders wishing to bring proposals before an annual meeting must also comply with Article II, Section 13 of the Company's Bylaws, which requires certain information to be provided in connection with the submission of stockholder proposals and sets forth certain timing requirements with respect thereto.

                                 OTHER MATTERS

  The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                          By Order of the Board of Directors

                                             /s/ Sandor E. Samuels

                                                Sandor E. Samuels
                                                    Secretary

June 8, 1998

                      COUNTRYWIDE CREDIT INDUSTRIES, INC.

                                   P R O X Y

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF STOCKHOLDERS, JULY 23, 1998

     This undersigned hereby appoints David S. Loeb and Angelo R. Mozilo, or either of them, with full power of substitution, the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of Countrywide Credit Industries, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Warner Center Marriott Hotel, 21850 Oxnard Street, Woodland Hills, California on July 23, 1998 at 10:00 A.M. and adjournment thereof.

     Receipt of copies of the Annual Report to Stockholders, the Notice of Annual Meeting of Stockholders and the Proxy Statement dated June 8, 1998 is hereby acknowledged.

                  (Continued and to be marked, dated and signed on reverse side)

                                             COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                             P.O. BOX 11148
                                             NEW YORK, N.Y. 10203-0148

Comments:

__________________________________
__________________________________
__________________________________



UNMARKED PROXIES SHALL BE VOTED IN FAVOR OF EACH OF THE LISTED MATTERS UNLESS SPECIFIED TO THE CONTRARY.

1. To elect to the Board of Directors for a   FOR all nominees [_]        WITHHOLD AUTHORITY to vote [_]     *EXCEPTIONS [_]
   term expiring at the 2001 Annual Meeting.   listed below               for all nominees listed below.

Nominees: Robert J. Donato, Michael E. Dougherty and Harley W. Snyder
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN
THE SPACE PROVIDED BELOW.)

*Exceptions ________________________________________________________________________________________________________________________

2. To amend the Company's 1993 Stock Option Plan.                   3. To ratify the selection of Grant Thornton LLP as the
                                                                       Independent Accountants to audit the Company's financial
                                                                       statements for the fiscal year ending February 28, 1999.

   FOR  [_]         AGAINST  [_]         ABSTAIN  [_]                     FOR  [_]         AGAINST  [_]         ABSTAIN [_]

In their discretion, the proxies are authorized to vote upon such other business as may property come before the annual meeting.

                                              I PLAN TO ATTEND MEETING   [_]                Change of Address and  [_]
                                                                                            or Comments Mark Here

                                                                              NOTE: Please date and sign exactly as the name appears
                                                                              on this proxy. Joint owners should each sign, if the
                                                                              signer is a corporation, please sign full corporate
                                                                              name by a duly authorized officer.  Executors,
                                                                              trustees, etc. should give full title as such.

                                                                              Dated: _______________________________________________

                                                                              ------------------------------------------------------
                                                                                                      signature

                                                                              ------------------------------------------------------
                                                                                                      signature

                                                                              VOTES MUST BE INDICATED
                                                                              (X) IN BLACK OR BLUE INK.     [X]
PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.A.